APPENDIX H

CODE OF ETHICS

This Code of Ethics (the “Code”), the Trust for Professional Managers Trust Policies and Procedures (the “TPM”), Rule 17j-1 of the Investment Company Act of 1940 (the “Investment Company Act”) and Rule 204A-1 of the Investment Advisers Act (the “Act”) establish rules of conduct of all those associated with Seven Locks Capital Management LP and its affiliates (“Seven Locks” or the “Firm”).  The Code, TPM, the Investment Company Act and the Act have been adopted to help us ensure that our high ethical standards are maintained and to preclude circumstances that may lead to or give the appearance of conflicts of interest, insider trading or unethical business conduct.  Adherence to the Code, the TPM, the Investment Company Act and the Act, both in letter and in spirit, is fundamental and an absolute condition of employment.

Every partner, officer, director (or other persons occupying a similar status or performing similar functions) and employee of the Firm, as well as any other person who provides advice on behalf of the Firm (or is associated with the Firm) and is subject to the Firm’s supervision and control (each, a “Covered Person”), is expected not only to comply with the specific rules of the Code, but also to adhere to these more general fiduciary principles:

1.  The interests of the investment funds, managed accounts and other investment vehicles managed by Seven Locks (collectively, “Clients”) should be placed before the interests of any Covered Person or the Firm;

2.  All personal investment transactions should be conducted consistent with the Code and in such a manner as to avoid any actual, potential or apparent conflict of interest or abuse of an individual’s trust and responsibility; and

3.  No Covered Person should take inappropriate advantage of his or her position or relationship with the Firm.

The Code is meant not only to ensure that Seven Locks, its employees and those associated with Seven Locks are not violating the law (including applicable federal securities laws), but also to ensure that Clients (and investors in Clients, as applicable) can trust that neither Seven Locks nor anyone associated with Seven Locks is placing their own interests above the interests of those whose money we are managing.

The Code can only provide guidelines and cannot address every circumstance in which we may be called upon to observe and practice sound business ethics.  Accordingly, every Covered Person is expected to conduct himself or herself with good judgment, question and report inappropriate business conduct or unethical behavior by others and bring questions or concerns to the attention of the Chief Compliance Officer.

This Code applies to all Personal Accounts of all Covered Persons.  A “Personal Account” means any account in which a Covered Person has any Beneficial Ownership (as defined in Exhibit A).

I.           Restrictions on Personal Investing Activities.

A.           No Covered Person may make or dispose of (or cause another person to make or dispose of) any investment for his or her Personal Account in any:

1.  securities1 of any issuer whose securities are held by any Client or in which any Client is considering investing; and

2.  securities that are listed on Seven Locks’ Restricted List (as such term is defined in the Firm’s Policies and Procedures Related to Material Non-Public Information).

If a Covered Person is uncertain whether a particular investment may be restricted pursuant to this Section I.A, he or she should consult with the Chief Compliance Officer.

B.           The purchase or sale of securities by a Covered Person for his or her Personal Account must be for investment purposes only and not for the purpose of short-term trading profits.  Securities purchased may not be sold at a profit until at least 60 days from the purchase trade date, and securities sold may not be purchased at a lower price until at least 60 days from the sale trade date; provided that the Chief Compliance Officer may permit shorter holding periods in exceptional circumstances so long as, among other things, any such exception does not present a conflict of interest with respect to any Client, as determined by the Chief Compliance Officer in his or her sole discretion.

C.           Covered Persons are prohibited from trading, either personally or on behalf of others, including Clients, on material non-public information or communicating material non-public information to others in violation of law.  Please refer to the Firm’s Policies and Procedures Related to Material Non-Public Information, which is attached to the Firm’s Compliance Manual as Appendix I (the “Insider Trading Policy”) for more detail regarding the prohibition of insider trading.

D.           Covered Persons are required to (i) send (or instruct the applicable brokers to send using the form of Letter of Direction attached hereto as Exhibit E) to the Chief Compliance Officer copies of all trade confirmations and brokerage statements for all Personal Accounts of  the Covered Person (excluding any such confirmations or brokerage statements relating solely to shares issued by registered open-end funds unaffiliated with Seven Locks that are held in a Covered Person’s 401k account, unless such shares are, or the issuer of such shares is, listed on Seven Locks’ Restricted List) and (ii) provide the Chief Compliance Officer with such further information, including without limitation tax returns, related to such Covered Person’s acquisition, ownership and disposition of public and private securities as the Chief Compliance Officer may reasonably request from time to time.

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1           Covered Persons are reminded that the term “security” is interpreted very broadly and in addition to including the more traditional types of securities (e.g., stocks and bonds), the term includes items you might not ordinarily think of as securities, such as (i) a security issued by any collective investment vehicle or fund, (ii) an option to purchase or sell any security, (iii) a security that is convertible or exchangeable for another security and (iv) any other derivative interest relating to a security.

II.           Pre-Clearance of Personal Securities Transactions.
A.           General.  Except as provided in Section II.D below, any Covered Person who wishes, directly or indirectly, to make or dispose of any investment in securities for his or her Personal Account may do so only if (1) the Covered Person obtains prior written approval from the Chief Compliance Officer, (2) the approved transaction is completed within the period specified in the approval, (3) the Chief Compliance Officer does not rescind such approval prior to execution of the transaction and (4) the transaction with respect to such securities is not otherwise prohibited pursuant to Section I.

B.           Granting of Pre-Clearance.  The Chief Compliance Officer shall, upon following the process set forth in Section II.C below, grant pre-clearance to Covered Persons for transactions he or she deems permissible.  The Chief Compliance Officer will not approve any transaction in any security (1) that is prohibited pursuant to Section I, (2) that he or she reasonably believes may violate applicable law or ethical guidelines or (3) that is prohibited under any contracts to which Seven Locks or any of its Clients or affiliates is a party.

C.           Pre-Clearance Process.

1.
No securities may, directly or indirectly, be purchased or sold by a Covered Person for the Personal Account of any Covered Person unless the particular transaction has been approved in writing by the persons set forth in Section II.A above.  Such written approval shall utilize the Pre-Clearance Trading Approval Form attached hereto as Exhibit B.

2.
After reviewing the proposed trade and the level of potential investment interest on behalf of Clients in the security in question, the Chief Compliance Officer shall approve (or disapprove) a trading request on behalf of a Covered Person as expeditiously as possible.

3.
Execution of the applicable transaction must occur during the period specified on the Trading Approval Form by the Chief Compliance Officer.  If the Covered Person’s transaction is not executed within such period, the clearance will lapse.

4.
In the absence of the Chief Compliance Officer, a Covered Person may submit his or her Trading Approval Form to a designee of the Chief Compliance Officer if the Chief Compliance Officer in his or her sole discretion has appointed such a designee in writing.

5.	Trading approval for the Chief Compliance Officer must be obtained from Andrew Goldman.

D.           Exceptions to Pre-Clearance Requirements.  The pre-clearance requirements set forth in this Section II shall not apply to the following transactions:

1.           Purchases or sales over which a Covered Person has no direct or indirect influence or control;

2.   Purchases or sales that are non-volitional on the part of the Covered Person (e.g., purchases made pursuant to an automatic dividend reinvestment plan);

3.   Purchases effected upon exercise of rights issued by an issuer pro rata to all holders of a class of its securities;

4.   Acquisition of securities through stock dividends, dividend reinvestment, stock splits, reverse stock splits, mergers, consolidations, spin-offs and other similar corporate reorganizations or distributions generally applicable to all holders of the same class of securities;

5.   Purchases or sales of exchange-traded funds (“ETFs”) and unaffiliated third party mutual funds (“Mutual Funds”), unless the Firm is currently holding or is expecting to hold such securities as an active part of its investment strategy.  In such cases, the Firm will add the particular ETF(s) and/or Mutual Fund(s) to a Firm-wide Restricted List (see the Firm’s Policies and Procedures Related to Material Non-Public Information).  If the Firm is passively invested in an ETF for hedging purposes it will be considered unrestricted, as determined by the Chief Compliance Officer; and

6.   Purchases or sales of shares in a money market fund.

E.           IPOs and Private Offerings.  Notwithstanding any exceptions to the pre-clearance requirements set forth in this Section II, all Covered Persons must obtain pre-clearance prior to investing in an initial public offering or private placement.

III.           Other Restrictions.

A.           Gifts.  Covered Persons and their immediate family members should not solicit, accept, retain or provide any gifts or favors that might influence decisions the Covered Person or the recipient must make in business transactions involving Seven Locks or that others might reasonably believe could influence those decisions.  Any questions regarding whether a gift or entertainment may be given or accepted should be directed to the Chief Compliance Officer.

1.           Receipt of Gifts.  Without the consent of the Chief Compliance Officer, no Covered Person may accept any gift or other item of more than $250 in value from any person or entity that does business with or on behalf of Seven Locks.  All gifts or items of value from a person or entity that does business with or on behalf of Seven Locks shall promptly be reported to the Chief Compliance Officer.

2.           Giving of Gifts.

a.           No Covered Person may give or offer to give any gift or other item of value of more than $250 in value to any person or entity that does business with or on behalf of Seven Locks without first obtaining approval from the Chief Compliance Officer, which approval shall not be granted if such gift or payment may reasonably be considered a violation of, or an inducement to violate, ethical guidelines, local law or U.S. law.  All gifts or other items of value given to a person or entity that does business with or on behalf of Seven Locks shall promptly be reported to the Chief Compliance Officer.

b.           No Covered Person may make or give, or offer to make or give, a payment or gift to any non-U.S. government official, non-U.S. political party or non-U.S. political candidate without first obtaining written approval from the Chief Compliance Officer, which approval shall not be granted if such gift or payment may reasonably be considered a violation of, or an inducement to violate, ethical guidelines, local law or U.S. law, including without limitation the U.S. Foreign Corrupt Practices Act.

Notwithstanding the gift notification and consent requirements set forth in Sections III.A.1 and III.A.2, the payment of normal business meals or the provision of tickets to events (such as sporting events and concerts) where business matters are actually discussed and where such business or potential business counterparties are present) are not subject to such notification and consent requirements; provided that Covered Persons are required to notify the Chief Compliance Officer in writing of any business entertainment meals or events that an employee reasonably believes has a value in excess of $1,000.

3.           Political Contributions and Gifts.

a.           Notwithstanding anything to the contrary in Section III.A(2), no Covered Person may make or give, or offer to make or give, a contribution or gift to any state or local government official or political candidate without first obtaining written approval from the Chief Compliance Officer, which approval shall not be granted if such contribution or gift (i) may reasonably be considered a violation of, or an inducement to violate, ethical guidelines, local law or U.S. law, (ii) may potentially impair the ability of the Firm to conduct its business or (iii) is to a state or local government official or political candidate for whom the Covered Person is not entitled to vote.  Any such approved contribution shall not exceed $250 per election per candidate, and any such approved gift shall not have a value in excess of $250.

b.           Covered Persons should be aware that many state and local regulatory authorities have implemented strict bans with respect to political contributions.  For example, in 2009 the New York State Comptroller issued an executive order prohibiting the New York State Common Retirement Fund from doing business with any investment adviser who has made a political contribution to the State Comptroller or a candidate for State Comptroller.  Any investment adviser (as well as certain executives and employees of the adviser) that makes any such contribution will be barred for two years from the date of the contribution from providing advisory services to such retirement fund, either directly or indirectly.  The executive order contains a de minimis provision that permits a covered executive or employee to make contributions of up to $250 per election per candidate for State Comptroller if the contributor is entitled to vote for the candidate.  Unintentional violations of such bans could severely impair the ability of the Firm to conduct its business.

B.           External Activities. Prior to taking up or accepting any external community, charitable, political (but only if in connection with the Covered Person running for a political office), professional or business position (including, without limitation, any company directorships), whether paid or unpaid, a Covered Person must first provide written notice to the Chief Compliance Officer; provided, that prior to taking up or accepting any company directorship, a Covered Person shall have obtained the written consent of the Chief Compliance Officer to such appointment.  The Chief Compliance Officer is responsible for reviewing all notices of external activities.

The Chief Compliance Officer may disapprove of or place conditions on external activities that constitute, in the judgment of the Chief Compliance Officer, a conflict of interest with the duties owed by a Covered Person to any Client.  The Chief Compliance Officer shall retain all notices received and shall initial, date and note on such notices whether the external activities were disapproved or limited in any way.  The form for seeking such approval and annually disclosing external activities are attached hereto as Exhibit C.

IV.           Reporting and Additional Compliance Procedures.

A.           General.  Unless the trade confirmations and accounts statements received by the Chief Compliance Officer contain the same information as contained in the Transaction Reports (as defined below) directly from a Covered Person’s broker, and such information is received by the deadlines applicable to each Transaction Report, every Covered Person must submit, preferably via e-mail, to the Chief Compliance Officer reports (forms of which are attached hereto as Exhibits D-1 and D-2) (collectively, the “Transaction Reports”) described in Section IV.B below with respect to transactions in any Reportable Security in such Covered Person’s Personal Accounts; provided, however, that:

1.
a Covered Person need not make a Holdings Report or Quarterly Transaction Report with respect to any transaction effected in any Personal Account with respect to which any Covered Person has no direct or indirect influence or control;

2.	a Covered Person need not make a Quarterly Transaction Report with respect to transactions effected pursuant to an automatic investment plan.

As noted above, a Personal Account is any account in which a Covered Person has any Beneficial Ownership (as defined in Exhibit A), which includes, among other accounts, accounts holding securities held by members of a Covered Person’s immediate family sharing the same household.

For purposes of this Code, a “Reportable Security” means any financial instrument that is known as a security and as defined in Section 202(a)(18) of the Investment Advisers Act of 1940, as amended, excluding (i) holdings of direct obligations of the U.S. government; (ii) bankers’ acceptances, bank certificates of deposit, commercial paper, high-quality short-term debt instruments (including repurchase agreements); (iii) shares issued by registered open-end funds unaffiliated with Seven Locks; (iv) shares issued by money market funds; and (v) shares issued by unit investment trusts that are invested exclusively in one or more registered open-end funds unaffiliated with Seven Locks.

B.           Required Reports.

 1.           Holdings Report.  Except as noted above in Section IV.A, as soon as practicable (but in no event later than 10 calendar days) after any person becomes a Covered Person (including by means of commencing employment with Seven Locks or as a result of Seven Locks adopting this Code), and thereafter on an annual basis, such person shall deliver to the Chief Compliance Officer a Holdings Report disclosing such Covered Person’s current holdings in Reportable Securities in the form attached hereto as Exhibit D-1.  The Holdings Report must be current as of a date no more than 45 days prior to the date submitted.

2.           Quarterly Transaction Report.  Except as noted above in Section IV.A, no later than 30 calendar days after the end of a calendar quarter in which a Covered Person makes a transaction in a Reportable Security not excepted under Section IV.A, such Covered Person shall deliver to the Chief Compliance Officer a Quarterly Transaction Report in the form attached hereto as Exhibit D-2.

C.           Annual Certification.  Each Covered Person must certify annually on a report (the form of which is appended as Appendix A to the Firm’s Compliance Manual) that he or she has read and understood the Code and any amendments thereto and the Insider Trading Policy, and recognizes that he or she is subject to the Code and the Insider Trading Policy.  In addition, annually each Covered Person must certify that he or she has disclosed or reported all personal securities transactions required to be disclosed or reported under the Code and that he or she is not subject to any regulatory liability.

D.           Monitoring of Personal Securities Transactions.  The Chief Compliance Officer has a responsibility to analyze and monitor the information submitted to him or her in respect of this Section IV.  In particular, the Chief Compliance Officer will check the information against Seven Locks’ Restricted List (as such term is defined in the Insider Trading Policy).  Any purchase or sale of the securities on the Restricted List will be reported immediately to Andrew Goldman.  Andrew Goldman will consider whether such transaction gives rise to a conflict of interest, disadvantages investors or gives rise to any fiduciary or anti-fraud issues and will consider any appropriate remedies.

V.           Non-Retaliation Policy.

Seven Locks is committed to the promotion and maintenance of a work environment where employees can raise concerns about misconduct without fear of retaliation or reprisal.  To that end, the Firm will not allow disciplinary action to be taken against an employee for disclosing evidence of wrongdoing to the Chief Compliance Officer or other executive officer or for refusing to engage in conduct that he or she reasonably believes is unlawful or unethical.  Seven Locks encourages anyone who encounters evidence of an actual or potential violation of any law, rule or regulation or other wrongdoing or who is asked to engage in conduct that may be unlawful or unethical to notify the Chief Compliance Officer or another executive officer promptly.  Each Covered Person must promptly contact the Chief Compliance Officer if he or she becomes aware of a violation of this Code.

VI.           Disciplinary Questionnaire.

Upon employment and annually thereafter, all employees must complete the Disciplinary History Questionnaire Supplement attached to the Firm’s Compliance Manual.

VII.           Miscellaneous.

A.           Sanctions for Violation of Code.  Upon discovering that a Covered Person has not complied with the requirements of this Code, Seven Locks may impose whatever sanctions it deems appropriate or to the extent required by law, including requiring disgorgement of profit, canceling trades or selling positions at a loss (e.g., with respect to violations of restrictions on personal trading activities); censure; suspension; or termination of employment.

B.           Annual Review.  At least annually, the Chief Compliance Officer shall review the adequacy of the Code and the effectiveness of its implementation, and, if necessary, make any necessary amendments.

C.           Exceptions.  The Firm reserves the right to decide, on a case-by-case basis, exceptions to any provisions under this Code.  Such exceptions will be granted only in extraordinary cases and only to the extent consistent with Seven Locks’ fiduciary obligations to its clients.  In no event will any exception be granted if the granting thereof would result in the violation of any law, rule or regulation applicable to Seven Locks.  Any exceptions made hereunder, and the reasons therefore, will be maintained in writing by Seven Locks.

D.           Recordkeeping. The Chief Compliance Officer shall be responsible for maintaining the following records in connection with the Code:

1.	A copy of each Code that has been in effect at any time during the past five years.

2.	A record of any violation of the Code and any action taken as a result of such violation for five years from the end of the fiscal year in which the violation occurred.

3.
A record of all written acknowledgements of receipt of the Code and amendments for each person who is currently, or within the past five years (or until the fifth anniversary of Seven Locks’ formation, since March 1, 2009) was, a Covered Person (such records must be kept for five years after the individual ceases to be a Covered Person).

4.	Holdings Reports and Quarterly Transaction Reports delivered pursuant to Section IV.B, including any brokerage confirmation and account statements delivered in lieu of these reports.

5.
A list of the names of persons who are currently, or within the past five years (or until the fifth anniversary of Seven Locks’ formation, since March 1, 2009), “access persons” of Seven Locks.  An “access person” is a Covered Person that has access to nonpublic information regarding Clients’ purchase or sale of securities, is involved in making securities recommendations to Clients, or has access to such recommendations that are nonpublic; all directors, officers and partners of Seven Locks are presumed to be such “access persons.”

6.
A record of any decision and supporting reasons for approving the acquisition of securities by such Covered Persons for their own account in initial public offerings and private placements for at least five years after the end of the fiscal year in which approval was granted.

E.           Other Laws, Rules and Statements of Policy.  Nothing contained in this Code shall be interpreted as relieving any Covered Person from acting in accordance with the provision(s) of (1) any applicable law, rule or regulation, (2) any other statement of policy or procedure governing the conduct of such person adopted by the Firm or (3) any contract to which the Covered Person is a party.

F.           Disclosure.  As a registered investment adviser with the SEC, on Part 2 Item 11 of the Firm’s Form ADV, the Firm has described its Code of Ethics, and stated that it will provide a copy of the Code to any client or prospective client upon request.

G.           Further Information.  If any person has any question with regard to the applicability of the provisions of this Code generally or with regard to any securities transaction, he or she should consult the Chief Compliance Officer.